[Employee FY 2026 PSU]

John B. Sanfilippo & Son, Inc. 2023 Omnibus Incentive Plan

Performance Restricted Stock Unit
Award Agreement

[Insert Date]

[Insert Name of Participant]

In accordance with the terms of the John B. Sanfilippo & Son, Inc. 2023 Omnibus Incentive Plan (the “Plan”), pursuant to action of the Compensation and Human Resources Committee (the “Committee”) of the Board of John B. Sanfilippo & Son, Inc. (the “Company”), the Company hereby grants to you (the “Recipient”), subject to the terms and conditions set forth in this Performance Restricted Stock Unit Award Agreement (including Annexes A and B hereto) (the “PSU Award Agreement”), Restricted Stock Units subject to performance vesting (“PSUs”), as set forth below.

Unless otherwise specified, capitalized terms used in this PSU Award Agreement shall have the meanings specified in the Plan. The terms and conditions of the Plan are incorporated by reference and govern except to the extent that, when permitted by the Plan, this PSU Award Agreement provides otherwise.

Each PSU corresponds to one Share and is an unfunded and unsecured promise by the Company to deliver such Share on a future date as set forth herein, subject to the terms and conditions set forth herein. Until such delivery, you only have the rights of a general unsecured creditor of the Company and not as a stockholder with respect to the Shares underlying your PSUs.

Number of PSUs Granted:	Target number of PSUs [#] (the “Target PSUs”), subject to adjustment as set forth in Annex B.
Date of Grant:	[xx/xx/xxxx]
Vesting Date:	As defined in Section 1 of Annex B hereto.
Performance Period:	[●] Fiscal Year, as specified in Section 6 of Annex B hereto.
Dividend Equivalents:	None.

PSUs are subject to cancellation as provided herein (including Annexes A and B) and the Plan.

Further terms and conditions of your Award of PSUs are set forth in Annexes A and B, which are integral parts of this PSU Award Agreement.

[Employee FY 2026 PSU]

By accepting this Award, you hereby acknowledge the receipt of a copy of this PSU Award Agreement, including Annexes A and B, and a copy of the Plan and agree to be bound by all terms and provisions hereof (including those in Annexes A and B) and thereto.

John B. Sanfilippo & Son, Inc.

Recipient:

Print Name:

[Employee FY 2026 PSU]

Annex A

Performance Restricted Stock Unit Award Agreement

Further Terms and Conditions of Award. It is understood and agreed that the Award of PSUs evidenced by the PSU Award Agreement to which this is annexed is subject to the following additional terms and conditions:

1.
Termination of Service. Notwithstanding anything to the contrary contained in Article 13 of the Plan, upon the Recipient’s Termination of Service, any unvested PSUs for which the Performance Period has not been completed (“Unearned PSUs”) and Accrued PSUs (defined in Annex B) shall be treated as follows:
a.
Death or Disability – If the Recipient’s Termination of Service is on account of death or Disability, any then Unearned PSUs shall not be cancelled and instead shall remain eligible to vest notwithstanding such Termination of Service and shall remain subject to adjustment pursuant to Annex B. Accrued PSUs, if any, shall remain eligible to vest in accordance with the terms of this PSU Award Agreement.
b.
Normal Retirement with Proper Advance Notice – If the Recipient’s Termination of Service is on account of Normal Retirement (as defined below) and the Recipient provided at least [60][365]1 days advance written notice of the Recipient’s intent to exercise this Normal Retirement provision to the head of the Company’s Human Resources Department, any then Unearned PSUs shall remain eligible to vest notwithstanding such Termination of Service and shall remain subject to adjustment pursuant to Annex B. For the purposes of this PSU Award Agreement, “Normal Retirement” shall mean the Recipient’s Termination of Service, other than death or Disability, after the date the Recipient has (i) been continuously employed by the Company or any Subsidiary of the Company for at least seven (7) years and (ii) achieved the age of at least 62. Accrued PSUs, if any, shall remain eligible to vest in accordance with the terms of this PSU Award Agreement.
c.
Early Retirement with Proper Advance Notice – If the Recipient’s Termination of Service is on account of Early Retirement (as defined below) and the Recipient provided at least [60][365] days advance written notice to the head of the Company’s Human Resources Department of the Recipient’s intent to exercise this Early Retirement provision, then a pro-rated portion of any then Unearned PSUs shall remain eligible to vest notwithstanding such Termination of Service, with the proration determined by multiplying the number of PSUs granted by a fraction (which shall not be greater than 1), the numerator of which is the number of whole months that the Recipient was in service during the Performance Period and the

1 Employees with a director, senior director and vice president title are required to provide 60 days’ notice under this PSU Award Agreement. Employees with a senior vice president or higher title (including the CEO, CFO and COO) must provide 365 days’ notice under this PSU Award Agreement

[Employee FY 2026 PSU]

denominator of which is 12. Any prorated, Unearned PSUs shall remain subject to adjustment pursuant to Annex B. The remainder of any Unearned PSUs shall be cancelled as of the date of the Participant’s Termination of Service. Accrued PSUs, if any, shall remain eligible to vest in accordance with the terms of this PSU Award Agreement. For the purposes of this PSU Award Agreement: “Early Retirement” shall mean the Recipient’s Termination of Service, other than death or Disability, after the date the Recipient has (i) been continuously employed by the Company or any Subsidiary of the Company for at least ten (10) years and (ii) achieved the age of at least 55.
d.
Normal Retirement or Early Retirement without Proper Advance Notice – If the Recipient’s Termination of Service is on account of Normal Retirement or Early Retirement and the Recipient failed to provide at least [60][365] days advance written notice to the head of the Company’s Human Resources Department in accordance with this PSU Award Agreement, then all Unearned PSUs and Accrued PSUs shall be cancelled as of the end of the day of such Termination of Service unless the Committee, in its sole discretion, determines that all or some portion of such Unearned PSUs shall remain eligible to vest notwithstanding such Termination of Service and (if the Committee so determines) shall remain subject to adjustment pursuant to Annex B.
e.
Any Other Reason – If the Recipient’s Termination of Service is on account of any other reason, then all Unearned PSUs and Accrued PSUs shall be cancelled as of the end of the day of such Termination of Service.
2.
[Reserved].
3.
Six-Month Delay Due to Code Section 409A. Notwithstanding anything else herein to the contrary, if Recipient is a “specified employee” for purposes of Code Section 409A at the time of the Recipient’s Termination of Service and if an exception under Code Section 409A does not apply, any payment to the Recipient under this PSU Award Agreement that is payable on account of a Termination of Service (other than death or Disability) shall be delayed until six (6) months after the Recipient’s Termination of Service (other than death or Disability) as required by Code Section 409A. Normal and Early Retirements with proper notice may be subject to this six-month delay.
4.
Fractional Shares. If any calculation of Shares to be awarded or to be cancelled or to be released from restrictions or limitations would result in a fraction, any fraction of 0.5 or greater will be rounded to one, and any fraction of less than 0.5 will be rounded to zero.
5.
Tax Withholding. With respect to the minimum statutory tax withholding required upon the Vesting Date or as otherwise required by applicable law, the Company may satisfy such withholding requirements by (a) withholding from other wages, compensation and amounts otherwise owed to the Recipient or, (b) at the written election of the Participant, by withholding Shares otherwise deliverable in connection with the applicable PSU, in whole or in part. Unless the withholding of such Shares is not allowed under applicable tax or securities law or has materially adverse accounting consequences, the Recipient may elect, in writing, for the Company to withhold additional Shares beyond the number required to satisfy the minimum statutory tax withholding, up to the maximum applicable federal and state tax rates. If the obligation for any taxes is satisfied by withholding in Shares, for tax

[Employee FY 2026 PSU]

purposes, the Recipient is deemed to have been issued the full number of Shares subject to the PSUs, notwithstanding that a number of the Shares are so withheld.
6.
Ratification of Actions. By accepting the PSU Award or other benefit under the Plan, the Recipient and each person claiming under or through him shall be conclusively deemed to have indicated the Recipient’s acceptance and ratification of, and consent to, any action taken under the Plan or the PSU Award by the Company, the Board or the Committee.
7.
Notices. Any notice hereunder to the Company shall be addressed to the head of the Company’s Human Resources Department, and any notice hereunder to Recipient shall be addressed to him or her at the address contained in the Company’s records, subject to the right of either party to designate at any time hereafter in writing some other address.
8.
Nontransferability. Recipient may not sell, transfer, assign, pledge or otherwise dispose of the PSUs covered by this PSU Award Agreement, other than by will or by the laws of descent and distribution.
9.
No Employment Rights. This PSU Award Agreement does not provide Recipient with any rights to continued employment with the Company or a Subsidiary. The Company and its Subsidiaries reserve the right to terminate Recipient’s employment at any time, with or without cause.
10.
Trade Secrets and Confidential Information. Recipient shall not at any time directly or indirectly, either during or after the term of employment with the Company, divulge any Trade Secrets (as defined below) or any Confidential Information (as defined below) to any other person or business entity, nor use or permit the use of any Trade Secrets or any Confidential Information, other than on behalf of the Company and pursuant to the discharge of the responsibilities of Recipient as an employee. Upon the cessation of Recipient’s employment with the Company under any circumstances, Recipient shall promptly tender to the Company all documents, lists, records, cellular devices, computers, computer stored media and data (with accompanying passwords) and any other items, and reproductions thereof, of any kind in Recipient’s possession or control containing Trade Secrets or Confidential Information. Recipient agrees to carefully guard (a) the Trade Secrets and Confidential Information and (b) similar information owned by others (including customers and vendors) which Recipient knows the Company is obligated by contract or other duty to keep confidential.
a.
Trade Secrets – As used herein, the term “Trade Secrets” shall include any information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or business entities who can obtain economic value from its disclosure or use. As used herein, Trade Secrets shall not include information which is known, or shall become known through no fault of the Recipient, to the public or generally known within the industry of businesses comparable to the Company. All Trade Secrets imparted to Recipient by the Company, or otherwise obtained by Recipient, at any time, relating to the Company’s business operations, product data, customer or prospect lists or information, procurement data or practices, customer specification information and related data, pricing and cost data, marketing information, computer programs, business strategies, information regarding products under research and development, recipes, product formulae, manufacturing processes and any other

[Employee FY 2026 PSU]

such proprietary and confidential information is revealed and entrusted to Recipient in confidence, solely in connection with and for the purpose of employment on behalf of the Company. Recipient agrees that Trade Secrets are and remain the sole property of the Company.
b.
Confidential Information – As used herein, the term “Confidential Information” shall include Trade Secrets and all other confidential and/or proprietary information that does not rise to the level of Trade Secrets that is imparted, revealed and/or entrusted to Recipient by the Company in confidence. Confidential Information that is not Trade Secrets includes, but is not limited to, information regarding the Company’s operations, procurement processes, product information regarding products under research and development, methods of doing business, supplier and grower information, and accounting and legal information. As used herein, Confidential Information shall not include any information that is (a) generally known within the industry of businesses comparable to the Company or to the public, other than as a result of the breach of this PSU Award Agreement by Recipient or any breach of confidentiality obligations or other duties by third parties, (b) made legitimately available to Recipient by a third party without breach of any confidentiality obligation or other duty, or (c) required by law or legal process to be disclosed; provided that Recipient shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment. All Confidential Information imparted to Recipient by the Company, or otherwise obtained by Recipient, at any time, is revealed and entrusted to Recipient in confidence, solely in connection with and for the purpose of employment on behalf of the Company. Recipient agrees that Confidential Information is and remains the sole property of the Company.
c.
Notice of Immunity – Pursuant to the Defend Trade Secrets Act of 2016, Recipient understands that: Recipient shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Trade Secrets that are made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law. Recipient shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Trade Secrets that are made in a complaint or other document that is filed in a lawsuit or other proceeding, if such filing is made under seal. Recipient who files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose Trade Secrets to the attorney of Recipient and use the Trade Secrets information in the court proceeding if Recipient (a) files any document containing the Trade Secrets under seal, and (b) does not disclose the Trade Secrets, except pursuant to court order.
11.
Non-Solicitation and Non-Disparagement.
a.
Restrictions as to Solicitation of Employees – Recipient agrees that, during his employment with the Company and for a period of 12 months from the cessation of Recipient’s employment with the Company for any reason, including retirement, voluntary resignation, cessation as a result of performance or for or without cause,

[Employee FY 2026 PSU]

Recipient shall not solicit, hire or cause to be hired any employees of the Company for employment in any line of business or attempt to induce or encourage any such employee to leave the employ of the Company. Recipient also agrees not to make such solicitations indirectly. Recipient also shall not, directly or indirectly, aid or assist any other person, firm, corporation or other business entity in performing any of the aforesaid acts. This applies to actions Recipient may take in any capacity, including, but not limited to, as proprietor, partner, joint venturer, stockholder, member, director, officer, manager, trustee, principal, agent, servant, employee, or in any other capacity. It is agreed this restriction is reasonable and necessary to protect the goodwill and confidential information of the Company.
b.
Non-Disparagement – Recipient agrees not to willingly or knowingly make any statement or criticism that would reasonably be expected to cause the Company’s customers, suppliers or other business partners embarrassment, humiliation or otherwise cause or contribute to the Company's customers, suppliers or other business partners being held in disrepute by the public or by the customers, suppliers, other business partners or employees of the Company, except as required by law. Recipient agrees not to willingly or knowingly make any statement or criticism that would reasonably be expected to cause the Company embarrassment, humiliation or otherwise cause or contribute to the Company being held in disrepute by the public or the customers, suppliers, other business partners or employees of the Company, or otherwise disparage or harm the reputation of the Company. However, nothing in this PSU Award Agreement will be construed to prohibit Recipient from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination or antiretaliation provisions of federal, state or local law or regulation; provided, that Recipient may not disclose Company information that is protected by the attorney-client privilege, except as expressly authorized by law; provided further, Recipient does not need the prior authorization of the Company to make any such reports or disclosures, and Recipient is not required to notify the Company that Recipient has made such reports or disclosures.
12.
Cooperation. At any time subsequent to the cessation of Recipient’s employment with the Company for any reason, Recipient agrees to cooperate fully with the Company in the defense, prosecution or conduct of any claims, actions, investigations, or reviews now in existence or which may be initiated in the future against, involving or on behalf of the Company or any Subsidiary which relate to events or occurrences that transpired during Recipient’s employment with the Company (“Matters”). Recipient’s cooperation in connection with such Matters will include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Company, being available for interviews, depositions and/or to act as a witness on behalf of the Company, if reasonably requested. The Company will reimburse Recipient for all reasonable out-of-pocket expenses incurred by Recipient in connection with such cooperation with respect to such Matters.
13.
Remedies. Recipient understands and agrees that money damages would not be a sufficient remedy for any breach of this PSU Award Agreement and that if Recipient should breach, or

[Employee FY 2026 PSU]

threaten to commit a breach, of any of the provisions of this PSU Award Agreement, the Company is entitled to seek equitable relief, including injunction and specific performance, as a remedy of such breach, in each case without any requirement to post a bond or other surety. Such remedies shall not be deemed to be the exclusive remedies for a breach of this PSU Award Agreement, but shall be in addition to all other remedies available at law or equity to the Company. The restrictions contained in this PSU Award Agreement do not supersede or reduce any rights that the Company may have pursuant to Federal or State law pertaining to any Trade Secrets or Confidential Information and, in the event that any such law provides greater protections with respect to any Trade Secrets or Confidential Information than the protections contained in this PSU Award Agreement, such greater protections shall apply.
14.
Governing Law and Severability. This PSU Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. To the extent not preempted by Federal law, the PSU Award Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions. The provisions of this PSU Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
15.
Definitions. Capitalized terms not otherwise defined in the PSU Award Agreement or in this Annex A attached thereto shall have the meanings given them in the Plan.
16.
Code Section 409A. It is intended that this PSU Award Agreement will either comply with or be exempt from Code Section 409A to the extent applicable, and the Plan and the PSU Award Agreement shall be interpreted and construed on a basis consistent with such intent. The PSU Award Agreement may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve compliance with (or exemption from) Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for any benefits or amounts deferred or paid pursuant to this PSU Award Agreement.
17.
Waiver. The Recipient and every person claiming under or through the Recipient hereby waives to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under, or in connection with the Plan or this PSU Award Agreement issued pursuant to the Plan.
18.
Interpretation. The Committee shall have final authority to interpret and construe the Plan and this PSU Award Agreement and Annexes A and B and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Recipient and his/her legal representative in respect of any questions arising under the Plan or this PSU Award Agreement and Annexes A and B.
19.
Securities Laws. The Recipient acknowledges that certain restrictions under state or federal securities laws may apply with respect to the Shares underlying the PSUs granted pursuant to this PSU Award Agreement, even after the Shares have been delivered to the Recipient. Specifically, Recipient acknowledges that, to the extent he or she is an "affiliate" of the Company (as that term is defined by the Securities Act of 1933), the Shares underlying the PSUs granted pursuant to this PSU Award Agreement are subject to certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission's Rule 144). Recipient hereby agrees to execute such documents and

[Employee FY 2026 PSU]

take such actions as the Company may reasonably require with respect to state and federal securities laws and any restrictions on the resale of such shares which may pertain under such laws.
20.
Compensation Recovery. This PSU Award Agreement shall be subject to any compensation recovery policy adopted by the Company, including any policy required to comply with applicable law or listing standards, as such policy may be amended from time to time in the sole discretion of the Company. As consideration for and by accepting the PSUs, the Recipient agrees that all prior equity awards made by the Company to the Recipient shall become subject to the terms and conditions of the provisions of this Section 20.
21.
Data Collection. The Recipient hereby explicitly and unambiguously consents to the collection, use, holding and transfer, in electronic or other form, of his or her personal data as described in this PSU Award Agreement by the Company for the exclusive purpose of implementing, administering and managing the Recipient’s participation in the Plan. The Recipient understands that the Company may hold certain personal information about the Recipient, including his or her name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares held in the Company, details of all options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in the Recipient’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. The Recipient may request a list with the names and addresses of any recipients of the Data by contacting the head of the Company’s Human Resources Department. The Recipient authorizes any such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Recipient may elect to deposit any shares acquired upon settlement of the PSUs. Data will be held only as long as is necessary to implement, administer and manage the Recipient’s participation in the Plan. The Recipient may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the head of the Company’s Human Resources Department. Refusing or withdrawing his or her consent may affect the Recipient’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Recipient may contact the head of the Company’s Human Resources Department.

Annex B

Performance Restricted Stock Unit Award Agreement

[Employee FY 2026 PSU]

Further Terms and Conditions of Award. It is understood and agreed that the Award of PSUs evidenced by the PSU Award Agreement to which this Annex B applies is subject to the following additional terms and conditions:

1.
Vesting and Cancellation. Achievement of the following performance goal above threshold (for the [●] Fiscal Year) will result in cliff vesting of the PSUs, adjusted as set forth below, on the third anniversary of the date of grant (the “Vesting Date”). Except as set forth in Annex A, Unearned PSUs (and Accrued PSUs in the instances specified in Annex A) shall be cancelled upon the Recipient’s Termination of Service prior to the Vesting Date.

2.
Performance Criteria. Upon completion of the Performance Period, the number of Target PSUs shall be adjusted (including to zero, if applicable) by multiplying the number of Target PSUs by the Fiscal Year Performance Percentage. Any such PSUs earned and adjusted in this manner shall be “Accrued PSUs” under this PSU Award Agreement. Should the Target PSUs be adjusted to zero, such PSUs will be cancelled and forfeited and no longer constitute “Unearned PSUs.”

3.
[Performance Criteria].

4.
Award Settlement. Subject to the Plan, the Company shall deliver to the Participant one (1) share of Common Stock for each vested PSU, as adjusted pursuant to this Annex B, to the extent not otherwise cancelled pursuant to the terms of this PSU Award Agreement at an administratively convenient date following the Vesting Date.

5.
Adjustment. In accordance with the Plan, the Committee may, in its sole discretion, adjust the [performance criteria] for the [●] fiscal year, to reflect any (a) acquisition; (b) disposition; (c) joint venture; (d) entry into or launch of a new product or product line; (e) exit of, or shutting down, an existing product or product line; (f) significant co-manufacturing or co-packaging arrangement or agreement; (g) unforeseen gain or loss of a material customer; (h) plant closure, equipment shutdown or food safety or quality event caused by forces outside of the Company’s control or other act of God; (i) not currently planned significant capital investment to expand production; or (j) any other business transaction or event which may have an impact on the [performance criteria] in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Award. Such adjustment shall be promptly communicated to the Recipients.

6.
Performance Goals/Definitions.

a.
“Performance Period” and “[●] Fiscal Year” mean the [●] fiscal year of the Company as determined by the Company’s accounting policies.